UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 14A
              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

 Filed by the Registrant [X]

 Filed by a Party other than the Registrant [   ]

 Check the appropriate box:
 [ ]   Preliminary Proxy Statement
 [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
 [ ]   Definitive Proxy Statement
 [X]   Definitive Additional Materials
 [ ]   Soliciting Material Pursuant to Section 240.14a-12


                             NASHUA CORPORATION
  ------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


 Payment of Filing Fee (Check the appropriate box):

 [X]  No fee required.

 [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      1) Title of each class of securities to which transaction applies:
      2)   Aggregate number of securities to which transaction applies:
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      4)   Proposed maximum aggregate value of transaction:
      5)   Total fee paid:

 [ ]  Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1)   Amount Previously Paid:
      2)   Form, Schedule or Registration Statement No.:
      3)   Filing Party:
      4)   Date Filed:





NASHUA CORPORATION


                     [Letterhead of Nashua Corporation]

FOR IMMEDIATE RELEASE

                                       Contact:   Paul Verbinnen/Judy Brennan
                                                  Sard Verbinnen & Co.
                                                  212-687-8080

                NASHUA SAYS NEWCASTLE'S REQUEST TO POSTPONE
                      RITTENHOUSE TRANSACTION IS MOOT

                HIGHLY ACCRETIVE TRANSACTION CLOSED APRIL 17

                              ---------------


         NASHUA, N.H., APRIL 18, 2000 -- Nashua Corporation (NYSE: NSH) announced today that the Company's board of directors has determined that a proposal submitted by the Newcastle Partners' Valuation Committee received on April 17th to delay the completion of the Company's Rittenhouse transaction is moot and unacceptable. As publicly announced yesterday, Nashua has completed the Rittenhouse transaction.

         Said Jerry Garbacz, Nashua Chairman and Chief Executive Officer, "Newcastle's suggestion that we postpone the highly accretive Rittenhouse acquisition ignored reality and reflects how little they understand about the value of this transaction. The management teams of Nashua and Rittenhouse worked together on all aspects of the transaction for over nine months, with the active involvement of Nashua's board of directors. Closure of the Rittenhouse transaction reflects the deliberate judgment of Nashua's board of directors and financial advisors that the Rittenhouse transaction is the best available means to enhance shareholder value."

         Commenting on the Rittenhouse transaction, Garbacz continued, "Nashua with Rittenhouse is clearly a more valuable and attractive company and projected synergies are readily achievable. Rittenhouse nearly doubles Nashua's revenues, substantially enhances our growth rate and earnings, and improves our ability to meet customer needs. And, with Andy Albert as the company's new president and chief operating officer, it adds a proven industry leader to Nashua's management team. This outstanding transaction will enable us to bring Nashua's turnaround to fruition."

         Nashua has nominated all seven of its directors for re-election at the Company's annual stockholders meeting to be held on April 25, 2000. The Board has also stated that it will redeem the Preferred Stock Purchase Rights issued in July, 1996, if approved by the majority of the shareholders at the annual meeting.

         Rittenhouse, which is now a wholly-owned subsidiary of Nashua Corporation, manufactures and markets a wide range of specialty paper, pressure-sensitive labels and imaging supplies. In paper, Rittenhouse is primarily a converter of large rolls of paper into products such as cut/roll, bond paper, thermal, point-of-sale, ATM and wide format papers. In labels, it manufactures a wide assortment of pressure-sensitive and entertainment tickets for both commercial and consumer use. In imaging, it manufactures and markets ribbons for use in imaging devices. Rittenhouse, headquartered in Chicago, has manufacturing facilities in Jefferson City, TN, Dekalb, IL, and Los Angeles, CA.

         Nashua Corporation markets specialty imaging products and services to industrial and commercial customers. The Company's products include thermal papers, pressure-sensitive labels and specialty papers, as well as copier, ink jet and laser printer supplies. Additional information about Nashua Corporation can be found on the World Wide Web at www.nashua.com.

         If you have any questions related to the Nashua proxy, please call our proxy solicitor Corporate Investor Communications, Inc., at 1-888-238-1257.

AVAILABILITY OF PROXY MATERIALS INCLUDING PARTICIPANT INFORMATION

On March 20, 2000, Nashua filed with the SEC definitive proxy materials to be used to solicit votes for the re-election of its Board at its annual meeting of shareholders, which will be held on April 25, 2000. Nashua strongly advises all its shareholders to read these materials when they receive them because they contain important information.

The proxy statement included in Nashua's definitive proxy materials as supplemented contains a list of the participants in any solicitation that may be represented by this press release and those definitive proxy materials. Copies of the proxy materials are available for no charge from Nashua's proxy solicitor, Corporate Investor Communications, Inc. at the toll-free number provided above, and from the SEC's web site at www.sec.gov.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "projected," "will enable," "will," and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company's future capital needs, and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, failure to achieve the Rittenhouse transaction's synergies, the settlement of various tax issues, and other risks set forth in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this press release.

                                   # # #